Exhibit 10.13

Lloyds TSB Corporate

Lloyds T56 Bank plc

Corporate	140 Wharfedale Road
Winnersh Triangle
	Reading	Telephone: 01 189 219216
	Berkshire RG41 5RB	Facsimile: 01 189 219182

Reference:

The Directors
Take Two Interactive Software Europe Limited Saxon House 2-4 Victoria Street Windsor Berkshire SL4 1EN	4th May 2005

Dear Sirs

OVERDRAFT AND OTHER FACILITIES

We Lloyds TSB Bank plc (the “Bank”) are pleased to continue to offer to Take Two Interactive Software Europe Limited (the Company”) and to each of Joytech Europe Limited and Venom Games Limited an overdraft facility in sterling and/or in US dollars and euros on the following terms and conditions.

Amount

The Gross Borrowing shall not at any time exceed £19,100,000 and the Net Borrowing shall not at any time exceed £13,100,000. For the purposes of this letter “Gross Borrowing” means the aggregate of all amounts outstanding under the facility (calculated on the basis of cleared funds) and “Net Borrowing” means Gross Borrowing less the aggregate of all cleared credit balances that may in the Bank’s opinion be legally set off against the Gross Borrowing (such credit balances being referred to below as the “credit balances”).

For the purpose of determining whether the total amount owing is at any particular time within or in excess of the agreed limits, credit balances in a currency other than sterling shall be notionally converted into sterling on the basis of the rate at which the Bank would sell sterling for that currency at that time and amounts owing in a currency other than sterling shall be notionally converted Into sterling on the basis of the rate at which the Bank would sell that currency for sterling at that time.

You should note that the above Net Borrowing limit applies collectively to the overdraft facility and to the indemnity line, and the documentary credit facility included In the other facilities referred to below. Because of this, utilisations of each such facility will be taken into account to determine the amount available for utilisation by the other facilities.

Utilisations of the indemnity line, and the documentary credit facility are also subject to the lower limit set out in the Schedule of Other Facilities.

Availability

The Bank’s present intention is to make the facility available until 31st March 2006 and all moneys from time to time owing to the Bank under the facility shall be repaid no later than this date or such later date as may from time to time be advised in writing by the Bank. The Bank may, nevertheless, terminate the facility at any time and may, at such time or at any time thereafter, demand immediate payment of all amounts owing under or in connection with the facility. The amounts owing at any time may Include Interest, costs or charges which have been debited to one or more of the accounts in accordance with the terms of this letter.

The Bank shall have the right at the time of making demand or at any time thereafter to convert all amounts then due and payable in a currency other than sterling into sterling at the Bank’s exchange rate for selling that currency against sterling at that time. The Bank shall as soon as possible after such conversion advise you of the sterling amount then owing.

Interest

Interest shall be calculated on a daily basis and will be payable on amounts owing as follows:

(a)	If the sterling credit balances are equivalent to or greater than the total amount owing under the facility in that currency (being the aggregate cleared daily overdrawn balance of the relevant sterling account or accounts), at 1% per annum on the total amount owing in that currency, or

(b)	if the sterling credit balances are less than the total amount owing under the facility in that currency, at (i) 1.25% per annum over the Bank’s Base Rate from time to time (currently 6.00% per annum In total) on the net overdraft, and (ii) 1% per annum on an amount equivalent to the credit balances in that currency, and, in each case, at 1.25% per annum over the Bank’s relevant short term offered rate from time to time in the case of amounts owing in any other currency on the total amount owing in that currency.

For the purposes of the above, the net overdraft on any day is the total amount owing under the facility in sterling less the credit balances in that currency and the “credit balances” are the aggregate of all non-interest bearing cleared credit balances in the same currency that may in the Bank’s opinion be legally set off against amounts owing under the facility.

Interest will be debited to the relevant account monthly in arrears (normally on the 10th of each month or on the next working day) in the case of sterling and quarterly in arrears (normally on the 24th of each of February, May, August and November or on the next working day) in the case of any other currency. Interest may also be debited on the date upon which the facility ceases to be available.

The Bank’s Base Rate may be varied (either up or down) by the Bank at any time. Notice of changes will be displayed in branches of the Bank. The Bank’s short term offered rate for each currency may vary from day to day and upon request the Bank will advise you ofthe rates then applicable.

Interest will be calculated on the basis of the actual number of days elapsed and a 360 day year or a 365 day year as is in the Bank’s reasonable opinion usual market practice for the relevant currency.

Costs and Charges

Transaction charges will be payable on each sterling account monthly in accordance with the itemised tariff detailed on the enclosed factsheet.

In addition further charges will be payable for other services provided, as shown in the enclosed tariff leaflet or as otherwise advised by the Bank from time to time.

These charges will be debited to the relevant account. Charges may be varied by the Bank at any time and notice of changes will be advised to you.

A renewal fee of £25,000 is payable. This will be debited to account number 00208125 of the Company in the next few days.

All costs and expenses incurred by the Bank in preserving or enforcing the security referred to below shall be debited to account number 00208125 of the Company under advice.

Security

It is a condition of the facility (and of the other facilities referred to below) that amounts owing shall be secured by the following.

(a)	an omnibus guarantee and set off agreement dated 7th February 2001 among the Bank, Take Two Interactive Software Europe Limited, Take Two Interactive France SA, Take Two Interactive Germany GmbH, and Joytech Europe Limited,

(b)	an unlimited debenture dated 24th January 2001 from Take Two Interactive Software Europe Limited,

(c)	an unlimited debenture dated 24th January 2001 from Joytech Europe Limited,

(d)	an all moneys guarantee dated 5th January 2001 from Take Two interactive Software Inc., for a principal amount of £15,788,000 plus interest and other costs as detailed in the guarantee and in respect of the debts and liabilities to the Bank of Take Two Interactive Software Europe Limited together with such other security as the Bank may from time to time hold for the debts and liabilities of the guarantor to the Bank,

(e)	an assignment of the proceeds of COFACE debtor insurance policy numbers 66925/00GBI, 68923/00GBI, 68899/00 and 7338/02 taken out in respect of Take Two interactive Software Europe Limited, Joytech Europe Limited, Take Two Interactive France SA and Take Two Interactive Germany GmbH,

(f)	an assignment of the book debts of Take Two Interactive Germany Gmbh, and

(g)	an assignment of the receivables of Take Two Interactive France SA.

Financial Information

Whilst the facility and/or any of the other facilities remain available the Company should provide to the Bank as soon as possible after the end of the period to which they relate copies of any financial information that the Bank may f mm time to time reasonably request, including:

(a)	its audited annual accounts within 180 days of the end of its financial year,

(b)	its quarterly management accounts within 30 days of the end of each quarter,

(c)	the audited annual accounts of Take Two interactive Inc. within 120 days of the end of its financial year, and

(a)	the quarterly accounts of Take Two Interactive Inc. within 60 days of the end of each quarter.

The figures so provided should demonstrate that the group’s good book debts (over which a charge or security interest has been given to the Bank and after taking into account any amounts owing ranking In priority to amounts owing to the Bank) are not less than 170% of the group’s utilisation of all overdraft, documentary credit and indemnity facilities provided by the Bank.

Other Facilities

In addition to the overdraft facility we are pleased to offer the facilities detailed in the Schedule of Other Facilities. Except when reference is made to another agreement, each additional facility will be available upon such terms and conditions as shall from time to time be specified by the Bank. The facilities may be cancelled by the Bank at any time, but it is the Bank’s present intention to keep the facilities in place for the period of availability of the overdraft facility and the liability in respect of any utilisation may extend beyond such period of availability.

Amounts outstanding in connection with the foreign exchange facility, the Indemnity line, the documentary credit facility, the negotiations facility, and the TravelLink facility may be in sterling and/or any other currency. For the purpose of determining whether there is sufficient availability within the specified limit for any particular utilisation, amounts outstanding in a currency other than sterling shall be notionally converted into sterling on the date of the proposed utilisation on the basis of the rate at which the Bank would sell the relevant currency for sterling at that time.

If upon termination of the overdraft facility (or earlier cancellation of any of these additional facilities) there are any foreign exchange contracts outstanding or any contingent liabilities existing under these additional facilities (or any of them) the Bank shall have the right at any time to close out any such foreign exchange contracts and upon any request from the Bank:

(a)	an amount sufficient to indemnify the Bank for all costs and losses incurred by the Bank in or in connection with closing out such foreign exchange contracts shall be paid to the Bank, and

(b)	an amount equal to the value of any such contingent liabilities existing at such time shall be deposited with the Bank with the intent that such deposit shall be held by the Bank as security for those liabilities and that such documentation and other things (including the payment of any associated costs) as the Bank may require in order to perfect such security shall be completed.

For the purposes of the above, the Bank shall have the right at the time of making demand or at any time thereafter to convert all amounts then due and payable in connection with any of these additional facilities in a currency other than sterling into sterling at the Banks exchange rate for selling that currency against sterling at that time. The Bank shall as soon as possible after such conversion advise the sterling amount then owing.

The Bank may debit any amount owing in connection with these additional facilities to the account of the relevant company with the Bank whether or not that would cause the account to become overdrawn or the agreed overdraft limit on the account to be breached.

Other Terms of Offer

This letter is for the benefit of the contracting parties only and shall not confer any benefit on or be enforceable by a third party.

This letter shall be governed by and construed in accordance with English law and you agree to submit to the non-exclusive jurisdiction of the English Courts.

Please confirm your acceptance of the facilities offered by returning the attached duplicate of this letter with the acknowledgement signed in accordance with the bank mandate currently held by the Bank. If such confirmation is not received by the Bank (at the address given at the heading of this letter) by 17th May 2005 the offer will lapse.

Yours faithfully
For and on behalf of Lloyds TSB Bank plc

/s/ Sharon Geoghegan

Sharon Geoghegan
Senior Relationship Manager
Lloyds TSB Corporate

We hereby acknowledge and accept the terms of your offer dated 4th May 2005 of which this is a duplicate and agree all the terms and conditions therein contained.

For and on behalf of Take Two Interactive Software Europe Limited (company registered number 2739756)

Signed by	James Ellingford	(name)	Ashish Solanki	(name)

	/s/ James Ellingford	(signature)	/s/ Ashish Solanki	(signature)

	5 May 2005	(date)	5 May 2005	(date)

For and on behalf of Joytech Europe Limited (company registered number 2981108)

Signed by	Tim Brion	(name)	Simon Little	(name)

	/s/ Tim Brion	(signature)	/s/ Simon Little	(signature)

	5 May 2005	(date)	5 May 2005	(date)

For and on behalf of Take Two Interactive France SA

Signed by	James Ellingford	(name)	Ashish Solanki	(name)

	/s/ James Ellingford	(signature)	/s/ Ashish Solanki	(signature)

	5 May 2005	(date)	5 May 2005	(date)

This letter creates legal obligations. Before signing you may wish to take independent advice.

SCHEDULE OF OTHER FACILITIES

The following additional facilities are available:

1.	a foreign exchange facility of £2,500,000 for spot and forward exchange contracts of up to 12 months is available to all of you. Foreign exchange contracts may be entered into with the Bank provided that the aggregate of 10% of the value of contracts with a maturity date of 6 months or less from the contract date and 15% of the value of contracts with a maturity date of 12 months or less (but of more than 6 months) from the contract date outstanding at any time does not exceed the limit detailed above.

The maximum total value of all contracts that may be outstanding for maturity on any day is £10,000,000.

The facility may be used by any of you.

2	an indemnity line of £1,000,000 to cover bonds, indemnities and guarantees (“BIGs”) issued by the Bank or its correspondents. The total value of all BIGs that may be outstanding at any one time may not exceed the limit detailed above.

Please note that the total liability of the Bank under certain customs and excise guarantees is twice the amount quoted on the guarantee.

The Bank shall be under no obligation to issue any BIG unless the terms of the BIG and the expiry date of the BIG (or means by which the Bank can terminate its liability) are acceptable to the Bank. The Bank is to be indemnified to its complete satisfaction in connection with each BIG issued.

The facility may be used by any of you.

3	a documentary credit facility of £3,000,000 to cover documentary letters of creditopened by the Bank. The limit detailed above is the maximum total liability of the Bank that may be outstanding under all such letters of credit at any one time.

The Bank shall be under no obligation to open any letter of credit unless the terms of the letter of credit are acceptable to the Bank. The Bank is to be indemnified to its complete satisfaction in connection with each letter of credit opened.

The facility may be used by any of you.

4	a negotiations facility of £1,000 to cover the negotiation by the Bank of cheques and bills of exchange payable abroad with recourse. The limit detailed above is the maximum total amount of proceeds paid by the Bank in respect of cheques and bills of exchange which the Bank anticipates at any point in time may be unpaid by the drawer thereof. For this purpose the Bank will assume payment after 30 days if notactually advised of payment or non-payment, but this shall not prejudice the Bank’s right of recourse (and the right of the Bank to debit any unpaid amount to your account with the Bank and to re-calculate any interest on the account as if such amount had never been credited to the account) if advice of non-payment is received at any time thereafter.

The facility may be used only by Joytech Europe Limited.

5	an open credit facility of £3,750 to cover arrangements to cash cheques at the Bank’s Lincoln and Chelsea branches. The limit detailed above is the maximum value of cheques that may be cashed during such periods as may from time to time be advised by the Bank.

The facility may be used only by the Company.

6	a BACS facility of £900,000 to cover cornputerised sterling payment instructions that may be delivered direct or through an agreed intermediary to BACS Limited. The limit detailed above is the maximum total value of such instructions for payment during any one month.

The facility may be used by any of you, although the following companies may use the facility only up to the amount stated below;
Take Two Interactive Software Europe Limited – up to a maximum amount of £750,000.
Joytech Europe Limited – up to a maximum amount of £150,000.

7	a Businesscharge card facility of £115,100 under the terms of an agreement dated 31st January 2001. The above limit is the “Business Limit” specified in the terms and conditions of your Businesscharge card application.

8	a LLoydsLink pavements facility under and subject to the terms and conditions set out in an agreement dated 17th January 2001 to cover the transfer of funds from agreed accounts by automated means initiated by the Company. The following limit applies to the facility:

£50,000; the maximum total value of LloydsLink transactions that have been initiated through the PC Pay module, but have not been debited to the agreed accounts (“three day value payments”).

9	a TravelLink facility of £2,000 under and subject to the terms and conditions set out in an agreement to cover foreign currency and travelers cheques ordered from the Bank by automated means initiated by the Company. The above limit is the maximum aggregate value of such orders that may be made on any two consecutive business days.